Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of BBN Corporation on Form S-8 relating to the BBN Corporation 1986 Stock Incentive Plan of our reports dated August 8, 1996, except as to the information presented in the first and second paragraphs of the Subsequent Events note for which the dates are August 14, 1996 and September 9, 1996, respectively, on our audits of the consolidated financial statements and financial statement schedule of BBN Corporation as of June 30, 1996 and 1995, and for the years ended June 30, 1996, 1995, and 1994, which reports are included in the Annual Report on Form 10-K of BBN Corporation for the year ended June 30, 1996.


                                                     /s/Coopers & Lybrand L.L.P.
                                                     Coopers & Lybrand L.L.P.

Boston, Massachusetts
February  7, 1997

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